EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-90521) pertaining to the Barneys New York, Inc. Stock Option Plan for Nonemployee Directors, and in the Registration Statements (Form S-8, Nos. 333-45912 and 333-64488) pertaining to the Barneys New York, Inc. Employee Stock Option Plan, of our report dated March 21, 2003, except for the first paragraph of Note 4 and Note 11, as to which the date is April 1, 2003, with respect to the consolidated financial statements and schedules of Barneys New York, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended February 1, 2003.


                                                 /s/ Ernst & Young LLP


New York, New York
April 30, 2003